UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015
VESTIN REALTY MORTGAGE I, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-125347	20-4028839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 W. SUNSET ROAD #200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.0.1 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing

Vestin Realty Mortgage I, Inc. (the “Company”) announced today that its board of directors has concluded that voluntarily delisting the Company’s common stock (the “Common Stock”) from Nasdaq and voluntarily deregistering from the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), are in the best interests of the Company. The Company is eligible to delist and deregister its common stock because it has fewer than 300 stockholders of record.

The Company's board of directors determined that voluntarily delisting and deregistering is in the overall best interests of the Company after carefully considering several factors, including the large costs of preparing and filing periodic reports with the SEC, the increased outside accounting, audit, legal and other costs and expenses associated with being a public company, the burdens placed on Company management to comply with reporting requirements, and the low trading volume in the Company's common stock.

The Company expects to file a Form 25, Notification of Removal from Listing and/or registration under Section 12(b) of the Exchange Act with the SEC and Nasdaq on or about December 31, 2015. The Form 25 will become effective 10 days after it is filed. Upon its effectiveness, the Company anticipates that its common stock will be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities. The Company expects its common stock will continue to trade on the Pink Sheets, so long as market makers continue to make a market in the Company’s common stock. However, the Company can give no assurance that trading in its stock will continue on the Pink Sheets or on any other securities exchange or quotation medium.

Upon the effective date of the Nasdaq delisting, the Company intends to file a Form 15 to deregister its common stock with the SEC and become a non-reporting company under the Exchange Act. As of the date of the filing of the Form 15, the obligation of the Company to file reports under the Exchange Act, including Forms 10-K, 10-Q and 8-K, will be immediately suspended. The Company expects the deregistration of its common stock to become effective 90 days after filing the Form 15. The Company intends to continue to make certain information available to stockholders as required by applicable law.  In addition, although no longer required after deregistration, the Company intends to release financial results and issue press releases for the benefit of its shareholders.  There can be no assurance, however, that the Company will continue to provide such information in the future.

About Vestin Realty Mortgage I

Vestin Realty Mortgage I, Inc. is a Maryland corporation that acquires, manages or sells real property or acquires entities involved in the ownership or management of real property, and invests in loans secured by real estate through deeds of trust or mortgages. As of September 30, 2015, Vestin Realty Mortgage I, Inc. had assets of approximately $17.0 million. Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, LLC.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions, including the Company’s expectations regarding the timing to complete Nasdaq delisting and SEC deregistration, the anticipated cost savings and benefits of delisting and deregistration and the anticipated trading of the Company’s common stock on the Pink Sheets after the effectiveness of deregistration.  These forward-looking statements are based on the Company’s expectations, as of the date of this release, of future events. The Company undertakes no obligation to update any of these forward-looking statements, except as may be required by the federal securities laws.  Although the Company believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from expectations.  Unforeseen events may occur and, as a result, delisting and deregistering of the Company’s common stock may be delayed or may not occur. In addition, there can be no assurance that the common stock will be traded on the Pink Sheets after the effectiveness of deregistration.  Any or all of these expectations, including regarding anticipated cost savings and benefits, may turn out to be incorrect and any forward-looking statements made in this release speak only as of the date of this release.  Readers are cautioned not to place undue reliance on any forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE I, INC.

	By	Vestin Mortgage, LLC, its sole manager

Date: December 21, 2015	By	/s/ Michael Shustek
Michael Shustek
Chief Executive Officer

EXHIBIT INDEX

(d)	Exhibits.
Exhibit No.	Description

99.1	Press Release of Vestin Realty Mortgage I, Inc. dated December 21, 2014.